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COMPUTATION OF RATIOS OF                                              Exhibit 12
EARNINGS TO FIXED CHARGES    American International Group, Inc. and Subsidiaries

(IN MILLIONS, EXCEPT RATIOS)
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YEARS ENDED DECEMBER 31,                                         1998          1997          1996          1995          1994
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
Income before income taxes, minority interest and
  cumulative effect of accounting change                        $6,277        $5,310        $4,468        $3,783        $3,222
Less-Equity income of less than 50% owned persons                   98           120           121            91            54
Add-Dividends from less than 50% owned persons                      24            30            13             6             4
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                                                                 6,203         5,220         4,360         3,698         3,172
Add-Fixed charges                                                2,172         1,954         1,697         1,550         1,465
Less-Capitalized interest                                           86            60            61            51            46
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Income before income taxes, minority interest cumulative
  effect of accounting change and fixed charges                 $8,289        $7,114        $5,996        $5,197        $4,591
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Fixed charges:
  Interest costs                                                $2,076        $1,870        $1,621        $1,478        $1,395
  Rental expense*                                                   96            84            76            72            70
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Total fixed charges                                             $2,172        $1,954        $1,697        $1,550        $1,465
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Ratio of earnings to fixed charges                                3.82          3.64          3.53          3.35          3.13
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* The proportion deemed representative of the interest factor.

     The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 5.93, 5.48, 5.29,
4.85 and 5.27 for 1998, 1997, 1996, 1995 and 1994, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.